EXHIBIT 2

Consolidated Financial Statements
(Expressed in Canadian dollars)

LINGO MEDIA CORPORATION
December 31, 2008 and 2007

LINGO MEDIA CORPORATION
December 31, 2008 and 2007
(Expressed in Canadian dollars)

Management’s Responsibility

To the Shareholders of Lingo Media Corporation:

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with Canadian generally accepted accounting principles and ensuring that all information in the Management Discussion & Analysis is consistent with the statements.  This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors and the Audit Committee include some Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report.  The Audit Committee has the responsibility of meeting with management and external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues.  The Committee is also responsible for recommending the appointment of the Company’s external auditors.

Collins Barrow Toronto LLP, an independent firm of Chartered Accountants, is appointed by the Audit Committee of the Board to audit the consolidated financial statements and report directly to them; their report follows.  The external auditors have full and free access to, and meet periodically and separately with, both the Audit Committee and management to discuss their audit findings.

April 30, 2009

/s/ Michael Kraft	/s/ Khurram Qureshi
Chief Executive Officer	Chief Financial Officer

Collins Barrow Toronto LLP 20 Eglinton Avenue West Suite 2100, P.O. Box 2014 Toronto, Ontario M4R 1K8 Canada T. 416.480.0160 F. 416.480.2646 www.collinsbarrow.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Lingo Media Corporation:

We have audited the consolidated balance sheet of Lingo Media Corporation as at December 31, 2008, and the consolidated statements of operations, deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008, and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at and for the years ended December 31, 2007, except for restatement referred to in Note 26, and December 31, 2006 were audited by other auditors who expressed opinions without reservation on those consolidated financial statements in their reports dated April 20, 2008 and May 4, 2007, respectively.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.

/s/ Collins Barrow Toronto LLP
Toronto, Ontario April 14, 2009	Collins Barrow Toronto LLP Independent Registered Chartered Accountants

This office is independently owned and operated by Collins Barrow Toronto LLP. The Collins Barrow trademarks are used under License.

To the Shareholders of Lingo Media Corporation:

We have audited the consolidated balance sheets of Lingo Media Corporation as at December 31, 2007, and the consolidated statements of operations, deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007, and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at and for the year ended December 31, 2006 and 2005 were audited by other auditors who expressed an opinion without reservation on those consolidated financial statements in their report dated May 4, 2007.

Calgary, Alberta	/s/ MEYERS NORRIS PENNY LLP
April 20, 2008	Independent Registered Chartered Accountants

Comments by Independent Registered Chartered Accountants on Canada – United States of America Reporting Differences:

The standards of the Public Company Accounting Oversight Board (United States) require the addition of explanatory paragraphs (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements.  Our report to the shareholders dated April 20, 2008 is expressed in accordance with Canadian reporting standards, which do not require a reference to such conditions and events in the report of the independent registered chartered accountants when these are properly accounted for and adequately disclosed in the financial statements.

Calgary, Alberta	/s/ MEYERS NORRIS PENNY LLP
April 20, 2008	Independent Registered Chartered Accountants

LINGO MEDIA CORPORATION
Consolidated Balance Sheets
(Expressed in Canadian dollars)

As at December 31	2008	2007
		Restated (See Note 10 & 26)
Assets

Current assets:
Cash and cash equivalents	$2,279,937	$377,127
Accounts and grants receivable (note 4)	642,543	958,179
Inventory	-	15,945
Prepaid and sundry assets	160,161	89,631
Current assets from discontinued operation (note 10)	34,608	276,021
	3,117,249	1,716,903

Investment and advances (note 5)	-	182,520
Deferred costs (note 5)	-	157,419
Property and equipment, net (note 6)	64,839	73,144
Development costs, net (note 7)	111,517	267,910
Software & web development costs, net (note 8)	5,233,187	4,352,341
Other assets from discontinued operation (note 10)	-	1,412,164
	$8,526,792	$8,162,401

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$265,344	$351,196
Accrued liabilities	321,466	122,674
Loan payable (note 11)	-	228,674
Current liabilities from discontinued operation (note 10)	734,601	806,152
	1,321,411	1,508,696

Loans payable (note 11)	-	203,031
Future income taxes (note 14)	564,997	564,997
	1,886,408	2,276,724

Shareholders' equity:
Capital stock (note 12 (a))	14,205,515	10,174,453
Warrants (note 12 (b))	372,385	161,254
Contributed surplus (note 12 (c))	847,768	452,411
Deficit	(8,785,284)	(4,902,441)
	6,640,384	5,885,677

Commitments and contingency (note 21)
	$8,526,792	$8,162,401

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

/s/ Michael Kraft
Michael Kraft Director

/s/ Sanjay Joshi
Sanjay Joshi Director

LINGO MEDIA CORPORATION
Consolidated Statements of Deficit
(Expressed in Canadian dollars)

For the years ended December 31	2008	2007
		Restated (See Note 10)
Deficit, beginning of year	$(4,902,441)	$(3,977,401)

Net loss for the year	(3,882,843)	(925,040)

Deficit, end of year	$(8,785,284)	$(4,902,441)

See accompanying notes to consolidated financial statements.

LINGO MEDIA CORPORATION
Consolidated Statements of Operations
(Expressed in Canadian dollars)

For the years ended December 31	2008	2007	2006
		Restated (See Note 10)	Restated (See Note 10)
Revenue	$969,128	$879,626	$894,073
Direct costs	126,329	113,318	132,968
Gross Margin	842,799	766,308	761,105

Expenses:
General and administrative	2,127,726	946,307	809,260
Inventory write-off	15,618	-	36,279
Development cost write-down	27,915	28,184	-
Deferred cost, investment and advance write-off (note 5)	339,939	-	-
Amortization of property and equipment	21,243	13,465	64,402
Amortization of development costs	128,478	99,805	156,648
Interest and other financial expenses	95,544	27,077	31,260
Stock-based compensation	252,792	156,395	193,819
	3,009,225	1,271,233	1,291,668

Loss before the following:	(2,166,456)	(504,925)	(530,563)

Income taxes and other taxes (note 13)	145,018	127,267	160,455

Loss from continuing operations	(2,311,474)	(632,192)	(691,018)

Loss from discontinued operation (note 10)	(1,571,369)	(292,848)	(57,906)

Net loss for the period and comprehensive loss	$(3,882,843)	$(925,040)	$(748,924)

Loss per share from continuing operations (note 12 (f))	$(0.22)	$(0.11)	$(0.17)
Loss per share from discontinued operation (note 12 (f))	$(0.15)	$(0.05)	$(0.01)

Weighted average number of
common shares outstanding (note 12 (f))	10,426,861	5,655,792	4,060,331

See accompanying notes to consolidated financial statements.

LINGO MEDIA CORPORATION
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

For the years ended December 31	2008	2007	2006
		Restated (See Note 10)	Restated (See Note 10)
Cash flows provided by (used in):
Operations:
Loss from continuing operations	$(2,311,474)	$(632,192)	$(691,018)
Items not affecting cash:
Amortization of property and equipment	21,243	13,465	11,399
Amortization of development costs	128,478	99,805	156,648
Amortization of acquired publishing content	-	-	53,003
Stock-based compensation	252,792	156,395	193,819
Income taxes	-	-	(17,426)
Inventory write-off	15,618	-	36,279
Investment and advances write-off	182,520	-	-
Deferred costs write-off	157,419	-	-
Development cost write down	27,915	28,184	-
Change in non-cash balances related to operations:
Accounts and grants receivable	315,633	(431,872)	208,278
Inventory	327	418	17,720
Prepaid and sundry assets	(70,530)	29,606	15,111
Accounts payable	(158,933)	(315,271)	10,743
Accrued liabilities	198,793	(25,904)	84,734
Cash provided by (used in) continuing operating activities	(1,240,199)	(1,077,366)	79,290

Cash provide by (used in) discontinued operation	10,657	(77,294)	(296,265)

Financing:
Increase (decrease) in bank loans	-	(135,000)	25,000
Advances (repayment) of loans payable	(431,705)	84,164	245,613
Issuance of capital stock	5,198,659	775,000	66,679
Decrease in advances from shareholders	-	(319,836)	-
Share issue costs	(726,402)	(63,750)	-
Cash provided by financing activities	4,040,552	340,578	337,292
Investing:
Cash acquired on acquisition of Speak2Me	-	1,508,521	-
Expenditures on software & web development costs	(895,262)	(389,129)	-
Purchase of property and equipment	(12,938)	(23,079)	(38,117)
Deferred costs incurred	-	-	(40,316)
Development costs	-	-	(91,325)
Cash provided by (used in) investing activities	(908,200)	1,096,313	(169,758)

Increase / (decrease) in cash	1,902,810	282,231	(49,441)
Cash and cash equivalents, beginning of year	377,127	94,896	144,337
Cash and cash equivalents, end of year	$2,279,937	$377,127	$94,896
Supplemental cash flow information (note 24)

See accompanying notes to consolidated financial statements.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

1.	Nature of Operations:

Lingo Media Corporation (“Lingo Media” or the “Company”) is a diversified online and print education product and services company. Speak2Me Inc. (“Speak2Me”), a subsidiary acquired during 2007, is a new media company focused on interactive advertising in China through its Internet-based English language web learning portal. Lingo Learning Inc. (formerly Lingo Media Ltd.), a subsidiary of Lingo Media, is a print-based publisher of English language learning programs in China.  In Canada, Lingo Media through its subsidiary A+ Child Development (Canada) Ltd. (“A+”), until filing for a proposal to creditors (“Proposal”) (note 10) specialized in early childhood cognitive development programs which published and distributed educational materials along with its proprietary curriculum through its four offices in Calgary, Edmonton, Vancouver and Toronto.

2.	Significant accounting policies:

(a)	Basis of presentation:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern, on the basis that the Company will continue to generate or raise sufficient capital to fund its operations and commitments.  Significant differences between Canadian generally accepted accounting principles and United States generally accepted accounting principles, as they relate to these consolidated financial statements, are explained in note 23.

These consolidated financial statements include the accounts of the Company and its subsidiaries; Lingo Learning Inc. (100%), Lingo Media International Inc. (100%) and Lingo Group Limited (83%), A+ Child Development (Canada) Ltd. (70.33%) and Speak2Me Inc. (100%).  All inter-company transactions and balances have been eliminated.

(b)	Revenue recognition:

Revenue from web based advertising in China is recognized at the time of delivery and when collectability is reasonably assured.

Royalty revenue from sales by licensees of finished products in China is recognized based on confirmation of finished products produced by its licensees and collectability is reasonably assured.  Royalty revenue from audiovisual product is recognized based on the confirmation of sales by its licensees, and when collectability is reasonably assured.  Royalty revenues are not subject to right of return or product warranties. Revenue from the sale of published and supplemental products is recognized upon delivery and when the risk of ownership is transferred and collectability is reasonably assured.

Revenue from the sale of educational products in Canada is recognized at the time of delivery and when the risk of ownership is transferred and collectability is reasonably assured.

(c)	Inventory:

Inventory is recorded at the lower of cost and net realizable value and expensed based on the average cost.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

2.	Significant accounting policies (continued):

(d)	Property and equipment:

Property and equipment are initially recorded at cost. Amortization is provided using methods outlined below at rates intended to amortize the cost of assets over their estimated useful lives.

	Method	Rate
Computer and office equipment	declining balance	20%

The Company’s policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

(e)	Deferred costs, investment and advances:

The pre-operating costs relating to establishing a joint venture in China are recorded as deferred costs.  Pre-operating costs are capitalized until the commencement of commercial operations and then amortized on a straight-line basis, over a maximum of five years.  Loans made with a view to establishing a joint venture are recorded as investment and advances.  The carrying value of these deferred costs and advances are assessed on a periodic basis to determine if a write-down is required. Any required write-down is charged to operations in the year such write-down is determined to be necessary.

(f)	Development costs:

The Company has capitalized costs related to English Language Learning products and programs. The carrying value is assessed on a periodic basis to determine if a write-down is required. Any required write-down is charged to operations in the year such write-down is determined to be necessary.  Amortization of the capitalized costs begins when the programs are starting to be sold and they are amortized on a straight line basis over five years.

(g)	Software & web development costs:

The company capitalizes all costs related to the development of its Speak2Me products in accordance with Section 3450 (“Research and Development Cost”), of the Canadian Institute of Chartered Accountants (CICA) Handbook. The Company regularly reviews the carrying values of its software & web development costs and evaluates the carrying value of these assets based on the undiscounted value of expected future cash flows.  If the carrying value exceeds the amount recoverable, a write-down of the asset to its estimated fair value would be charged to operations in the year such a write-down is determined to be necessary.  Amortization of the capitalized costs begins when the products are starting to be sold and are amortized on a straight line basis over three years.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

2.	Significant accounting policies (continued):

(h)	Goodwill:

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the tangible and intangible net assets acquired. In accordance with CICA 3062 (“Goodwill and Other Intangible Assets”) of the CICA Handbook, goodwill is not amortized but is subject to an impairment test annually, or more frequently if events or changes in circumstances indicate that the goodwill amount may be impaired.  The impairment test consists of a comparison of the carrying value of the Company’s reporting units with their fair value, and any excess is recorded as a charge to net earnings.  During the year the Company wrote-off its goodwill related to its 70.33% interest in A+ and included in discontinued operations (note 10).

(i)	Government grants:

The Company receives government grants based on certain eligibility criteria for book publishing industry development in Canada.  These government grants are recorded as a reduction of general and administrative expenses to offset direct costs funded by the grant.  The Company records a liability for the repayment of the grants and a charge to operations in the period in which conditions arise that will cause the government grants to be repayable.

(j)	Future income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for income tax purposes.  Future income tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

(k)	Foreign currency translation:

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the consolidated balance sheet dates.  Non-monetary assets and liabilities are translated at historical rates.  Transactions in foreign currencies are translated into Canadian dollars at the approximate rates prevailing at the dates of the transactions.  Foreign exchange gains and losses are included in earnings for the year.

The Company's integrated foreign operations are translated into Canadian dollars at exchange rates prevailing at the consolidated balance sheet dates for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items.  Revenue and expenses are translated at exchange rates prevailing during the year.  Exchange gains and losses are included in earnings for the year.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

2.	Significant accounting policies (continued):

(l)	Use of estimates:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at December 31, 2008 and December 31, 2007 and the reported amounts of revenue and expenses during the years ended December 31, 2008, 2007 and 2006.  Actual results may differ from those estimates.

The Company has products in various phases of development at any time during the year.  Each product’s economic viability is determined by management, after appropriate testing has been completed.  When a product is deemed viable, its accumulated development costs are recorded and amortized over the estimated period of economic viability.  The accumulated development costs of any product not considered to be economically viable are considered unrecoverable and included in the current year's earnings.

Accounts receivable are stated after evaluation of its collectability and an appropriate allowance for doubtful accounts is provided where considered necessary.  Provisions are made for slow moving and obsolete inventory. Amortization is based on the estimated useful lives of Property and Equipment.

The amounts disclosed relating to fair values of stock options issued are based on management’s estimates of expected stock price volatility, expected lives of the options, risk-free interest rates and certain other assumptions using the Black-Scholes option pricing model.  By their nature, these estimates are subject to measurement uncertainty.

The calculation of future income tax is based on assumptions, which are subject to uncertainty as to timing and which tax rates are expected to apply when temporary differences reverse.  Future income tax recorded is also subject to uncertainty regarding the magnitude of non-capital losses available for carry forward and of the balances in various tax pools as the corporate tax returns have not been prepared as of the date of financial statement preparation.  By their nature, these estimates are subject to measurement uncertainty and the effect on the consolidated financial statements from changes in such estimates in future years could be significant.

(m)	Earnings (loss) per share:

Earnings (loss) per share is computed using the weighted average number of common shares that are outstanding during the year. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the year.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

(n)	Stock-based compensation plan:

The Company applies the fair value based method of accounting to all stock-based compensation. The fair value of the options issued in the year is determined using the Black-Scholes option pricing model.  The estimated fair value of the options is expensed to income over the vesting period.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

(o)	Cash and cash equivalents:

Cash and cash equivalents consist of cash in the bank and highly liquid investments with maturities of three months or less at the time of purchase.

3.	Changes in accounting policies:

(a)
On January 1, 2008, the Company adopted the recommendation of CICA Handbook Section 3862, Financial Instruments – Disclosures which supersedes the disclosure standards provided in Section 3861.  This Section provides standards for disclosures about financial instruments, including disclosures about fair value and the credit, liquidity and market risks associated with the financial instruments.  Disclosure requirements pertaining to this Section are contained in Note 18.

(b)
On January 1, 2008, the Company adopted CICA Handbook Section 3031, Inventories.  The new Section prescribes that inventories should be measured at the lower of cost and net realizable value and provides guidance on the determination of cost.  There has been no impact on the Company’s financial statement as a result of adopting this policy.  Section 3031 replaces inventory standards provided in Section 3030.

(c)
On January 1, 2008, the Company adopted the recommendation of CICA Handbook Section 3863, Financial Instruments – Presentation which carries forward the presentation standards provided in Section 3861.  This section provides standards for presentation of financial instruments and nonfinancial derivatives.  Adoption of this standard had no impact on the Company’s financial instrument related presentation standards.

(d)
On January 1, 2008, the Company adopted the recommendations of CICA Handbook Section 1400, General Standards of Financial Statement Presentation, to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern.  Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but is not limited to 12 months from the balance sheet dates.  Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern.

(e)
On October 1, 2008, the Company adopted the recommendations of CICA Handbook Section 1535 Capital Disclosures.  The new standard requires an entity to disclose information to enable users of its financial statements to evaluate the entity’s objectives, policies and processes for managing capital.  Disclosure requirements pertaining to Section 1535 are contained in Note 17.

(f)	Financial instruments

On January 1, 2007, the Company adopted the CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement; Section 1530, Comprehensive Income, Section 3251, Equity, Section 3861, Financial Instruments – Disclosure and Presentation and Section 3865, Hedges.  The principal changes in the accounting for financial instruments due to the adoption of these accounting standards are described below.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

3.	Changes in accounting policies (continued):

(i)	Financial Assets and Financial Liabilities

Under the new standards, financial assets and financial liabilities are initially recognized at fair value and are subsequently accounted for based on their classification as described below.  The classification depends on the purpose for which the financial instruments were acquired and their characteristics.  Except in very limited circumstances, the classification is not changed subsequent to initial recognition.

Held for Trading

Financial assets or financial liabilities that are purchased or incurred with the intention of generating profits in the near term are classified as held for trading.  These instruments are accounted for at fair value with the change in the fair value recognized in net income during the period.  Cash and cash equivalents and short-term investments were classified as held for trading on January 1, 2007.

Available-For-Sale

Financial assets classified as available-for-sale are carried at fair value with the changes in fair value recorded in other comprehensive income.  When a decline in fair value is determined to be other than temporary, the cumulative loss included in the accumulated other comprehensive income is removed and recognized in net income.  On disposal, unrealized gains and losses are removed from cumulative other comprehensive income and recognized in net income.  No investments were classified as available-for-sale on January 1, 2007.

Held-to-Maturity

Securities that have a fixed maturity date and which the Company has positive intention and the ability to hold to maturity are classified as held-to-maturity and accounted for at amortized cost using effective interest rate method.  No investments were classified as held-to-maturity.

Loans and Receivables

Trade and note receivables are classified as loans and receivables, which are measured at amortized cost.

Other Financial Liabilities

Accounts payable and accrued liabilities, are classified as other financial liabilities, which are measured at amortized cost using the effective interest rate method.

(ii)	Comprehensive Income

Comprehensive income is composed of the Company’s net income and other comprehensive income.  Other comprehensive income includes unrealized gains and losses on available-for-sale securities, net of income taxes.  Currently, the Company does not have any other comprehensive income.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

3.	Changes in accounting policies (continued):

(iii)	Hedge Accounting

Section 3865, Hedges, set out standards specifying when and how an entity can use hedge accounting.  The adoption of hedge accounting is optional.  This section offers entities the possibility of applying different reporting options than those set out in Section 3855, Financial Instruments – Recognition and Measurement, to qualifying transactions that they elect to designate as hedges for accounting purposes.  Currently, the Company is not involving in any hedging activities.

(g)
On January 1, 2007, the Company adopted the new recommendations of the CICA Handbook Section 1506, Accounting Changes.  Under these new recommendations, voluntary changes in accounting policy are permitted only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impractical, requires prior period errors to be corrected retrospectively and requires enhanced disclosures about the effects of changes in accounting policies, estimates and errors on the financial statements.  These recommendations also require the disclosure of new primary sources of generally accepted accounting principles that have been issued but not yet effective.  The impact that the adoption of this section will have on the Company’s financial statements will depend on the nature of the accounting changes.  The additional disclosure requirement is within Note 3 under Future Accounting Changes.

Future Accounting Changes:

(a)
In January 2006, the CICA Accounting Standards Board (“AcSB”) adopted a strategic plan for the direction of accounting standards in Canada. As part of that plan, accounting standards in Canada for public companies are expected to converge with International Financial Reporting Standards (“IFRS”) by the start of 2011.  The impact of the transition to IFRS on the Company’s financial statements is not yet determinable.

(b)
In October 2008, the CICA issued new accounting standards Section 3064, Goodwill and Intangible Assets, replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs.  Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets.  This section also addresses when an internally developed intangible asset meets the criteria for recognition as an assets.  These standards are anticipated to be adopted for the Company’s interim and annual reporting effective periods commencing January 1, 2009.  The Company does not expect the adoption of this standard to have a material impact on its financial statements.

4.	Accounts and grants receivable:

Accounts and grants receivable consist of:

	2008	2007
Trade receivables	$615,501	$841,819
Cash advance	-	101,282
Grants receivable (note 14)	27,042	15,078
	$642,543	$958,179

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

5.	Deferred costs, investment and advances:

In June 2005, the Company signed a definitive Joint Venture Agreement (“JV Agreement”) with Sanlong Cultural Communication Co. Ltd. (“Sanlong”). The joint venture company will be known as Hebei Jintu Education Book Co. Ltd. (“Jintu”).  The Company has incurred and advanced a total of $339,939 to the joint venture.  The Company intended to utilize the sales channel of Jintu to localize and distribute product of A+.  Since A+ has filed a Proposal (Note 10) the Company has written-off its investment in the joint venture.

6.	Property and equipment:

Property and equipment consists of computer and office equipment:

	2008	2007
Cost	$200,879	$175,636
Accumulated amortization	136,040	102,492
Net carrying value	$64,839	$73,144

7.	Development costs:

Development costs consist of the following:

	2008	2007
Cost	$1,431,567	$1,552,572
Less: Accumulated amortization	(1,320,050)	(1,284,662)
	$111,517	$267,910

One of the Company’s projects has been put on hold, the resulting impairment provision of $27,915 (2007 - $28,738, 2006 - $nil) is included in the Statement of Operations in General and Administrative.

8.	Software and web development costs:

In October 2007, the Company acquired Speak2Me Inc. (“Speak2Me”), a new media company that has developed software combining speech recognition and animation technology for the teaching and practice of spoken English. All costs associated with development of the Speak2Me software and its contents are capitalized as Software and web development in accordance with Section 3450 (“Research and Development Cost”), of the CICA Handbook.

	2008	2007
Cost	$5,233,187	$4,352,341

No amortization has been taken as the Company has yet to begin commercial production and sale of product.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

9.	Acquisitions

Speak2Me Inc.

On October 18, 2007, the Company acquired 100% of the outstanding common shares of Speak2Me Inc. (“Speak2Me”).  The results of Speak2Me’s operations have been included in these consolidated financial statements since that date.  Speak2Me is a new media company that has developed software combining speech recognition and avatar technologies for the teaching and practice of spoken English.

The aggregate purchase price was $4,616,962. The acquisition was completed by way of a share exchange agreement entered into between Lingo Media, Speak2Me and the shareholders of Speak2Me on the basis of a share exchange ratio of one post-consolidated common share of Lingo Media for each 3.975 common shares of Speak2Me.  Under the terms of the acquisition, Lingo Media acquired all the issued and outstanding common shares of Speak2Me in exchange for 4,500,366 post-consolidated common shares of Lingo Media.  The common shares were valued at $4,536,351 based on the average market price of the Company’s shares over a two-day period before and after the terms of the acquisition were agreed to and announced.  The acquisition has been accounted for using the purchase method, whereby the total cost of the acquisition has been allocated to the assets acquired and to the liabilities assumed based upon their respective fair values at the measurement date.

As part of the acquisition, the shareholders of Lingo Media also approved the consolidation of all its common shares on a one-for-seven basis, and the change of the Company’s name to Lingo Media Corporation by way of a special resolution of the shareholders at the Company’s Annual and Special Meeting held on October 5, 2007.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition.

Speak2Me Inc.
Current assets	$1,789,301
Property and equipment, net	17,903
Software and web development costs	3,963,212
Current liabilities	(588,457)
Future income tax liability	(564,997)
$4,616,962
Cash consideration	-
Share consideration	4,536,351
Business acquisition costs	80,611
$4,616,962

Prior to the business combination described in above, the Company and some of the previous shareholders of Speak2Me were related by virtue of common control, by companies owned by a director, by management, and by immediate family members of management.  The transaction was measured at the exchange amount, which is the amount of consideration paid or received as established and agreed to by related parties.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

10.	Discontinued Operations

On December 23, 2008, A+, the Company’s 70.33% owned subsidiary, filed a Notice of Intent to make Proposal under the Bankruptcy and Insolvency Act (“Proposal”).  The Company wrote-down the carrying value of its 70.33% investment in A+, resulting in a charge of $1,571,369 (2007 - $292,848, 2006 - $57,906) to earnings, include in the write-down was $274,852 in future income tax assets related to its A+ subsidiary.

As at December 31, 2008, A+, the Company’s 70.33% owned subsidiary has a revolving line of credit outstanding in the amount of $80,986 (2007 - $230,000) bearing interest at prime plus 4% per annum.  The term of the revolving line of credit require that certain measurable covenants be met. As at December 31, 2008, the Company was in violation of certain covenants and the Company subsequently paid down and closed the line. The line of credit outstanding at year end is presented as part of current liabilities of discontinued operations.

All comparative figures have been adjusted to exclude results from discontinued operations.

The net assets of A+ were presented as assets and liabilities of the discontinued operations at their carrying value. The following table shows the major categories of assets and liabilities of the discontinued operations.

	2008	2007
Current assets of discontinued operation
Cash and short term investment	$34,608	$116,211
Account receivable	-	12,195
Inventory	-	105,377
Prepaid and sundry assets	-	42,238
	$34,608	$276,021

Non current assets of discontinued operation
Property and equipment	$-	$16,181
Future income taxes	-	274,852
Goodwill	-	1,121,131
	$-	$1,412,164

Current liabilities of discontinued operation
Accounts payable	$653,615	$471,619
Accrued liabilities	-	104,532
Bank loan	80,986	230,000
	$734,601	$806,151

The statement of loss for the discontinued operations is as follows:

	2008	2007	2006
Operating revenue	$2,575,559	$3,124,731	$680,264
Expenses	3,025,797	3,417,579	738,170
Write-off of goodwill	1,121,131	-	-
Net loss from discontinued operation	$1,571,369	$292,848	$57,906

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

11.	Loans payable:

Loans payable consists of the following:

	2008	2007
Loan payable, interest bearing at 12% per annum payable monthly, unsecured and due on demand.	$-	$228,674
Loan payable, interest bearing at 12% per annum with monthly interest payments, secured by a general
security agreement and due on April 30, 2009.	$-	$203,031

All loans payable including interest were repaid during the year-ended December 31, 2008

12.	Capital stock, warrants and stock options:

(a)	Authorized:

Unlimited preference shares, no par value
Unlimited common shares, no par value

The following details the changes in issued and outstanding common shares:

	Common Shares
	Number	Amount
Balance, January 1, 2007	4,694,396	$5,088,106
Issued:
Private placement (i)	387,500	613,746
Common shares issued for the acquisition of Speak2Me Inc.	4,500,366	4,536,351
Less: Share issue costs	-	(63,750)
Balance, December 31, 2007	9,582,262	$10,174,453
Issued:
Private placement (ii)	2,857,143	4,718,645
Options exercised	18,202	38,821
Less: Share issue costs	-	(726,402)
Balance, December 31, 2008	12,457,607	$14,205,515

(i)
On October 17, 2007, the Company closed a private placement offering of subscription receipts. The gross proceeds of the offering totaled $775,000 with an aggregate of 387,500 subscription receipts issued at a price of $2.00 per subscription receipt. Each subscription receipt entitles the holder to receive one common share and one common share purchase warrant of Lingo Media upon the closing of the acquisition of Speak2Me.  Each Warrant entitles the holder to purchase one (1) additional common share of Lingo Media at a purchase price of $6.00 per share and is exercisable for a period of twelve (12) months from the closing date of the Offering.

(ii)	On October 15, 2008, the shareholders approved a $5 million investment from Orascom Telecom Holding S.A.E. ("Orascom Telecom") by issuing 2,857,143 Common Shares.

On October 14, 2008, shareholders approved the issuance of 2,857,143 Special Warrants to Orascom Telecom pursuant to the terms of a subscription agreement (the “Subscription Agreement”) dated August 21, 2008 (the "Offering"), as described in Lingo Media’s press release dated September 17, 2008 and Management Information Circular dated September 12, 2008. The proceeds from the Offering will be used for Lingo Media’s on-going development, maintenance and operation of Speak2Me’s web portal and for general working capital purposes.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

12.	Capital stock, warrants and stock options (continued):

Each Unit consists of one common share (“Common Share”) and three-quarters (0.75) of one warrant (“Warrant”).  Each whole Warrant is exercisable to acquire one further Common Share for a period of 24 months from September 15, 2008 (the "Closing Date"): (i) at a price of $4.00 for a period of 12-months from the Closing Date, (ii) at a price of $6.00 per Common Share if exercised between 12-18 months from the Closing Date, and (iii) at a price of $8.00 per Common Share if exercised between 18-24 months from the Closing Date. The Warrants are callable, 120days after the Closing Date, at the option of Lingo Media, in the event the Common Shares of the Company trade at or over 50% above the strike price of the Warrant for 10 consecutive trading days. All securities issued pursuant to the Offering are subject to a four-month hold period from the Closing Date.

(b)	Warrants:

	Warrants
	Number	Amount	Weighted Avg. Price	Weighted Avg. Life
Balance, January 1, 2007	-	$-
Issued:
Warrants issued with private placement (12 (a)(i))	387,500	161,254	$6.00	1.0
Balance, December 31, 2007	387,500	$161,254	$6.00	1.0
Issued:
Warrants issued with private placement (12(a)(ii))	2,142,858	281,357	$4.00	2.0
Warrants issued in relation to private placement (12(a)(ii))	171,428	91,028	$2.00	1.0
Less: Expired warrants issued with private placement (12 (a)(i))	(387,500)	(161,254)	$6.00	1.0
Balance, December 31, 2008	2,314,286	$372,385	$3.85	1.9

All outstanding warrants are exercisable as of December 31, 2008.

(c)	Contributed Surplus:

Balance, January 1, 2007	$325,293
Stock-based compensation	156,395
Options exercised	(29,277)
Balance, December 31, 2007	452,411
Stock-based compensation	252,791
Options exercised	(18,688)
Warrants expired	161,254
Balance, December 31, 2008	$847,768

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

12.	Capital stock, warrants and stock options (continued):

(d)	Stock option plan

In June, 2005, the Company adopted a new stock option plan (the “2005 Plan “).  The 2005 Plan was established to provide an incentive to employees, officers, directors and consultants of the Company and its subsidiaries.  The maximum number of shares which may be reserved for issuance under the 2005 Plan is limited to 4,821,955 common shares less the number of shares reserved for issuance pursuant to options granted under the 1996 Plan and the 2000 Plan, provided that the Board of  Directors of the Company has the right, from time to time, to increase such number subject to the approval of the relevant exchange on which the shares are listed and the approval of the shareholders of the Company.  The maximum number of common shares that may be reserved for issuance to any one person under the 2005 Plan is 5% of the common shares outstanding at the time of the grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase common shares of the Company granted as a compensation or incentive mechanism.  The exercise price of each option can not be less than the market price of the shares on the day immediately proceeding the day of the grant less any permitted discount.  The exercise period of the options granted can not exceed 5 years.  Options granted under the 2005 Plan vest over an 18 month period with no greater than 16.67% of any options granted to an optionee vesting in any 3 month period or such longer period as the Board may determine. The Board of Directors of the Company may, from time to time, amend or revise the terms of the 2005 Plan or may terminate it at any time.

Changes for the stock option plans during the years ended December 31, 2008 and 2007 are as follows (post consolidation equivalents):

	2008		2007
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Options outstanding, beginning of year	516,738	$0.98	275,634	$1.33
Options granted	290,000	1.21	300,000	0.68
Options exercised	(18,202)	1.11	40,372	0.84
Options expired/canceled	(155,416)	1.13	(68,524)	-

Options outstanding, end of year	633,120	1.04	516,738	0.98
Options exercisable, end of year	502,287	$0.99	338,509	$1.10

The following table summarizes information about stock options outstanding at December 31, 2008:

		Options outstanding		Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number outstanding	Weighted average exercise price
$0.70 - $1.00	342,249	4.67	$0.73	299,749	$0.73
$1.01 - $1.33	155,157	1.66	1.23	130,157	1.26
$1.34 - $2.00	135,714	2.18	1.62	72.381	1.55
Total	633,120	3.40	1.04	502.287	0.99

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

12.	Capital stock warrants and stock options (continued):

(e)	Fair value of options:

The weighted average grant-date fair value of options granted to employees, consultants and directors during 2008 has been estimated at $1.19 (2007 - $0.89) using the Black-Scholes option-pricing model. The estimated fair value of the options granted is expensed over the options vesting periods. The pricing model assumes the weighted average risk free interest rates of 3.54% (2007 – 2.46%) weighted average expected dividend yields of nil (2007 – nil), the weighted average expected common stock price volatility of 162.7% (2007 – 105.0%) and a weighted average expected life of 5 years.

(f)	Loss per share:

	2008	2007	2006
Numerator:
Loss for year – Continuing operations	$(2,311,474)	$(632,192)	$(691,018)
Loss for year – Discontinued operation	(1,571,369)	(292,848)	(57,906)
Denominator:
Number of common shares outstanding	12,457,607	9,582,262	4,694,396
Weighted average number of common shares	10,426,861	5,655,792	4,060,331
Loss per share, basic and diluted
– Continuing operations	$(0.22)	$(0.11)	$(0.17)
Loss per share, basic and diluted
– Discontinued operations	$(0.15)	$(0.05)	$(0.01)

Number of common shares has been adjusted to reflect a 1 for 7 share consolidation that took effect during 2007.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

13.	Income taxes:

The provision for income taxes reflects an effective income tax rate, which differs from the Canadian corporate income tax rate as follows:

	2008	2007	2006

Combined basic Canadian federal and provincial income tax rate	33.50%	36.12%	36.12%

Effective income tax recovery on oss from continuing operations before income taxes	$(725,763)	$(182,378)	$(191,639)
Increase (decrease) resulting from change in the valuation allowance:	14,309	(555,893)	(359,663)
Effect of reduced income taxes in foreign jurisdiction and subsidiary with lower tax rate	76,000	220,387	172,100
Withholding tax on sales to China	145,018	127,267	130,322
Non-deductible items	298,161	56,490	70,007
Change in enacted rates	57,438	121,222
Change in prior year estimates	464,105	364,277	254,269
Share issue cost and other	(184,250)	(24,105)	85,059
	$145,018	$127,267	$160,455

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

13.	Income taxes (continued):

The tax effect of temporary differences representing future tax assets is as follows:

	2008	2007
Future tax assets:
Operating loss carry forwards	$2,223,329	$2,564,846
Share issue costs	186,235	92,559
	2,409,564	2,657,405
Valuation allowance	(2,006,309)	(1,992,235)
Future tax assets recognized	403,255	665,170
Future tax assets included in loss from discontinued operations		(274,852)
Software & web development costs	(932,362)	(932,362)
Property and equipment	(35,890)	(22,953)
Net future tax assets (liabilities)	$(564,997)	$(564,997)

Future tax assets and liabilities will be impacted by changes in future tax laws and rates.  The effects of these changes are not currently determinable. In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment. The Company has not recognized any benefit for these losses.

At December 31, 2008, the Company has non-capital losses available for carry forward for Canadian income tax purposes amounting to $7,528,049. These losses expire in the following fiscal years:

2009	$291,000
2010	951,830
2014	1,029,086
2015	992,566
2026	910,796
2027	1,395,602
2028	1,957,169
$7,528,049

14.	Government grants:

Included as a reduction of general and administrative expenses are government grants of $110,430 (2007 – $164,545, 2006 - $182,500), relating to the Company's publishing projects in China and Canada. At the end of the year $27,042 (2007 - $15,708) is in accounts receivable.

During 2008, the Company was audited by a government agency and was assessed with a repayment amount of $115,075.  The Company believes their claim is unjust and is vigorously disputing the assessment.  As at December 31, 2008 a provision of $45,000 has been recoded in general and administrative expense.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

15.	Foreign exchange gain or loss:

Included in general and administrative expenses is a foreign exchange loss of approximately $160,223 (2007 – $103,505, 2006 – $7,968) relating to the changes in currency translation rates in respect of Company's activities denominated in foreign currencies.

16.	Related party balances and transactions:

During the year, the Company had the following transactions with related parties, made in the normal course of operations, and accounted for at an amount of consideration established and agreed to by the Company and related parties. These transactions have not been disclosed elsewhere in the financial statements:

(a)
The Company had loans payable due to a corporation controlled by one of its directors bearing interest at 12% (2007 - 12%) per annum.  During 2008, the Company received $60,000 (2007 - $387,000, 2006 - $nil) and repaid $277,000 (2007 - $310,000, 2006 - $50,000) of these loans.  Interest expense related to these loans for the year is $18,490 (2007 - $62,137, 2006 - $5,878).  At December 31, 2008, $9,344 (2007 - $217,000) was due to those corporations.

(b)
During the year, the Company charged $41,913 (2007 - $68,900, 2006 - $58,000) to a corporation with one director in common for rent, administration, office charges and telecommunications.   At December 31, 2008, $5,888 (2007 - $4,770) was outstanding as part of account receivable.

(c)
During the year, the Company paid $218,075 (2007 - $nil, 2006 - $nil) in legal fees to a law firm in which a director of the Company is a partner.  These fees are included in general and administrative expense and share issuance cost within share capital.

(d)	During the year the Company paid $180,000 (2007 - $120,000) for consulting fees to a corporation owned by a director and officer of the Company.

(e)
The acquisition of Speak2Me constituted as a "related party transaction" as the CEO of the Company was also a director of Speak2Me and partially owned common shares of Speak2Me prior to its acquisition by Lingo Media.

The President & CEO of Lingo Media beneficially owned, indirectly, 1,583,333 common shares representing 10.63% of the issued and outstanding common shares of Speak2Me prior to its acquisition by Lingo Media.  Due to the conflict of interest, he abstained from voting on matters relating to this acquisition.

The Board of Directors of Lingo Media appointed a special committee, consisting of two independent directors, to review the proposed acquisition of Speak2Me.  In reaching its conclusions and formulating its recommendations, the special committee considered among other factors: (i) audited financial statements of Speak2Me for the period ended August 24, 2007, (ii) information in respect of its assets and operations, and (iii) an independent valuation.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

17.	Capital risk management:

The Company’s objective when managing capital is to maintain its ability to continue as a going concern in order to provide returns for shareholders. The Company’s capital structure comprised of issued capital stock, warrants, contributed surplus and deficit. The Company’s objective in management of its capital structure is to ensure access to sufficient cash flow to carry out its ongoing operations. If and when necessary, the Company may attempt to raise additional funds through the issuance of capital stock and warrants or by securing debt financing. The Company is not subject to externally imposed capital requirements.

18.	Financial instruments and risk management:

The Company as part of its operations carries a number of financial instruments.  It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

(a)	Currency risk:
The Company is subject to currency risk through its activities outside of Canada.  Unfavourable changes in the exchange rate may affect the operating results of the Company.  The Company is also exposed to currency risk as a substantial amount of its revenue is denominated in U.S. dollars and Chinese Renminbi ("RMB").

There were no derivative instruments outstanding at December 31, 2008 and 2007.

(b)	Financial Instruments:

The significant financial instruments of the Company, their carrying values and the exposure to U.S. dollar denominated monetary assets and liabilities, as of December 31, 2008 are as follows:

	US Denominated		China Denominated		Taiwan Denominated
	CAD	USD	CAD	RMB	CAD	NTW
Cash	346,260	284,286	6,938	38,157	40,797	1,101,514
Accounts receivable	-	-	612,901	3,413,861	-	-
Accounts payable	60,900	50,000	-	-	-	-

US dollars, Chinese Renminbi and New Taiwan dollars are converted on the prevailing year-end exchange rates.

(c)	Fair market values:

The carrying values of cash and cash equivalent, accounts and grants receivable, accounts payable, accrued liabilities, and loans payable approximate their fair values due to the relatively short periods to maturity.

(d)	Concentration of risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  Cash and cash equivalent consist of deposits with major financial institutions.  With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them.  Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

18.	Financial instruments and risk management (continued):

(e)	Interest rate risk:

The Company manages its exposure to interest rate risk through floating rate borrowings. The floating rate debt is subject to interest rate cash flow risk, as the required cash flows to service the debt will fluctuate as a result of changes in market rates.    At year end, the Company has no loan outstanding.

19.	Economic dependence

The Company has sales to a major customer in 2008, 2007 and 2006, a government agency of the People’s Republic of China.  The total percentage of sales to this customer net of discontinued operations during the year was 100% (2007 – 100%, 2006 – 100%), and the total percentage of accounts receivable at December 31, 2008 was 95% (2007 – 93%).

20.	Segmented information:

The Company operates two distinct reportable business segments as follows.

Online English Language Learning: The Company offers a groundbreaking online service using robust speech recognition technology acquired through its acquisition of Speak2Me Inc. in October 2007.

English Language Learning Publishing: The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China.

	Online English Language Learning	English Language Learning	Total
Revenue	$-	$969,128	$969,128
Cost of sales	-	126,329	126,329
Margin	-	842,799	842,799
Acquisition of property and equipment	-	12,937	12,937
Segment Assets	5,511,426	2,980,758	8,492,184
Segment loss	507,894	1,803,580	2,311,474

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

	2008	2007	2006
Canada	$1,220	$1,920	$5,257
China	967,908	877,706	888,816
	$969,128	$879,626	$894,073

The majority of the Company’s identifiable assets are located as follows:

	2008	2007
Canada	$2,453,878	$3,304,571
China	6,072,914	5,462,464
	$8,526,792	$8,162,401

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

21.	Commitments and Contingency:

The Company has future minimum lease payments under operating leases for premises and equipment as well as obligations under a consulting agreement as follows:

2009	$345,091
2010	161,984
2011	39,736
2012	7,572

The rent expense associated with operating lease for premise and equipment is recognized on a straight-line basis.

The Company has a contingency at December 31, 2008 relating to an assessment from a government agency (Note 14).

22.	Subsequent Event:

(a)
On March 27, 2009, the Notice of Intent to Make Proposal under the Bankruptcy and Insolvency Act was accepted by A+’s creditors. The Company has allowed for a provision to cover all anticipated costs associated with the restructuring under its discontinued operations (note 10).

(b)	On January 16, 2009, the Company fully repaid the utilized portion of the $500,000 line of credit for A+. Subsequently the line of credit was cancelled.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

23.	Reconciliation of Canadian and United States generally accepted accounting principles:

These consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the United States (“United States GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:
	2008	2007	2006
		Restated per Note 10	Restated per Note 10
Loss for the year - Canadian GAAP	$(3,882,843)	$(925,040)	$(748,924)
Impact of US GAAP and adjustments:
Amortization of development costs (a)	128,478	99,805	156,648
Development cost write-off (a)	(218,795)	-	-
Deferred cost write-off (b)	157,419	-	-
Deferred cost expense (b)	-	-	(40,316)
Software and web development cost (c)	(880,846)	(4,352,341)	-
Loss for the year - United States GAAP	$(4,696,587)	$(5,177,576)	$(632,592)

Basic and diluted loss per share for the year:	(0.45)	(0.92)	(0.16)

Cash (used in) provided by operating activities
- Canadian GAAP	$(1,240,199)	$(1,077,366)	$79,290
Impact of United States GAAP and adjustments:
Write-off of software & web development cost	(880,846)	(389,129)	-
Deferred cost	-	-	(40,316)
	$(2,121,045)	$(1,466,495)	$38,974

Statement of cash flows:
	2008	2007	2006
Cash (used in) provided by investing activities
- Canadian GAAP	$(908,200)	$1,096,313	$(169,758)
Impact of United States GAAP and adjustments:
Write-off of software & web development cost	880,846	389,129	-
Deferred cost	-	-	40,316
Cash (used in) provided by investing activities
- United States GAAP	$(27,354)	$1,485,442	$(129,442)

	2008	2007
Shareholders' equity - Canadian GAAP	6,640,384	5,885,677
Development costs (a)	(111,517)	(21,200)
Deferred costs (b)	-	(157,419)
Software and web development costs (c)	(5,233,187)	(4,352,341)
	$1,295,680	$1,354,717

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

23.	Reconciliation of Canadian and United States generally accepted accounting principles (continued):

	Number of shares	Amount	Number of warrants	Warrants	Contributed Surplus	Deficit	Total
Balance, January 1, 2007	4,654,025	$5,028,656	-	$-	$568,543	$(4,499,075)	$1 098,124
Private placement for cash, net	387,500	549,996	387,500	161,254	-	-	711,250
Common share issued for the acquisition
of Speak2Me Inc.	4,500,366	4,536,351	-	-	-	-	4,536,351
Options exercised	40,371	59,450	-	-	(29,277)	-	30,173
Stock-based compensation	-	-	-	-	156,395	-	156,395
Net loss for the year	-	-	-	-	-	(5,177,576)	(5,177,576)
Balance, December 31, 2007	9,582,262	10,174,453	387,500	161,254	695,661	(9,676,651)	1,354,717
Private placement for cash, net	2,857,143	3,992,241	2,314,286	372,385	-	-	4,364,626
Options exercised	18,202	38,821	-	-	(18,688)	-	20,133
Expired warrants	-	-	(387,500)	(161,254)	161,254	-	-
Stock-based compensation	-	-	-	-	252,791	-	252,791
Net loss for the year	-	-	-	-	-	(4,696,587)	(4,696,587)
Balance, December 31, 2007	12,457,607	$14,205,515	2,314,286	$372,385	$1,091,018	$(14,373,238)	$1,295,680

(a)	Development Costs:

Under Canadian GAAP, the Company capitalized costs related to English Language Learning products and programs and amortizes these costs on a straight-line basis over periods of up to five years. Under United States GAAP, these costs are expensed as incurred per Section No. 2, Research and Development Costs.  The Company failed to expense the development costs for US GAAP purposes in its 2007 financial statement reconciliation of Canadian to US GAAP disclosure and has now restated the reconciliation to reflect the expense.

(b)	Under Canadian GAAP, the pre-operating costs relating to establishing a joint venture in China are recorded as deferred cost. Pre-operating costs under United States GAAP are expensed when incurred.

(c)
Under Canadian GAAP, the Company capitalized the cost of the Speak2Me acquisition and will begin amortization upon the selling of the products on a straight-ling basis over three years. Under The Financial Accounting Standard Board (“FASB”) Section 141 of the United States GAAP, acquisition costs of the Speak2Me technology are considered acquired in-process research and development. Since as of the acquisition date, the technology acquired requires a substantial amount of development work in order to begin selling as a product hence this cost is expensed in 2007.  The Company failed to expense the acquisition costs for US GAAP purposes in its 2007 financial statement reconciliation of Canadian to US GAAP disclosure and has now restated the reconciliation to reflect the expense. Furthermore, the Company continues to expense any development costs incurred during 2007 and 2008 for United States GAAP purposes.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

23.	Reconciliation of Canadian and United States generally accepted accounting principles (continued):

(d)
Starting January 1, 2002 under United States and Canadian GAAP, the Company records compensation expense based on the fair value for stock or stock options granted in exchange for services from consultants. Before January 1, 2002, for the options issued and completely vested the Company did not recognize a compensation expense under Canadian GAAP but recorded a compensation expense under US GAAP for the options issued to consultants. In respect to options issued before January 1, 2002 but vesting in year 2002, the Company records expense under US GAAP but recognized no expenses under Canadian GAAP.

(e)	Recent Accounting Pronouncements:

(i)
FASB issued statement of Financial Accounting No. 157 Fair Value Measurement. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Early adoption is permitted. The standard provides enhanced guidance for using fair value to measure assets and liabilities, the information used to measure fair value, and the effect of fair value measurement on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. The Company does not expect there to be any material impact on the Consolidated Financial Statements upon adoption of the standard.

(ii)
Effective January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” This interpretation requires that an entity recognize in the financial statements, the impact of a tax position, if that position is more likely than not to be sustained on examination by the taxing authorities, based on technical merits of the position. Tax benefits resulting from such a position should be measured as the amount that is more likely than not on a cumulative basis to be sustained on examination. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods. The adoption of this interpretation did not impact the Company’s Financial Statements.

(iii)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (SFAS No. 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  It also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective on January 1, 2008. The Company is currently evaluating the impact of this standard on its Financial Statements.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

23.	Reconciliation of Canadian and United States generally accepted accounting principles (continued):

(iv)
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement affects only entities that have an outstanding noncontolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement provides guidance on the accounting and reporting for noncontrolling interest in a subsidiary to improve the relevance, comparability, and transparency of the financial information provided by consolidated financial statements. The Company does not expect there to be any material impact on the Consolidated Financial Statements upon adoption of the standard.

(v)
In March 2007, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities.  This statement improve financial report about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on the Company’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  The Company does not expect there to be any material impact on the Consolidated Financial Statements upon adoption of the standard.

(vi)
In April 2008, the FASB issued FAS 142-3, Determination of the Useful Life of Intangible Assets.  This statement requires that when the Company develops assumption about renewal or extension used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets to consider its own historical experience in renewing or extending similar arrangements.  In the absence of that experience, the Company shall consider the assumptions that market participants would use about renewal or extension.  The Company is currently evaluating the impact of this standard on its Financial Statements.

(vii)
In October 2008, the FASB issued FAS 157-3, Fair Value Measurements to provide additional guidance on determining the fair value of a financial asset when the market for that asset is not active.  This statement is effective upon issuance, including prior periods for which financial statements have not been issued.  The Company is currently evaluating the impact of this standard on its Financial Statements.

(viii)
In March 2009, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, to become the single source of authoritative accounting principles used by nongovernmental entities in the preparation of financial statements in conformity with United States GAAP except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants.    The statement is effective July 1, 2009 and the Company is currently evaluating the impact of this standard on its Financial Statements.

(ix)
The FASB revised Statement No. 141, Business Combination to improve the relevance, representational faithfulness and comparability of information a company provides about a business combination and its effects.  The statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at fair values as of that date.  It also requires an acquirer to recognize contingencies arise as of the acquisition date, measured at their acquisition-date fair value and that goodwill as of the acquisition date is measured as a residual value.  The impact of the statement depends on whether the Company has such transaction in the future.

LINGO MEDIA CORPORATION
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2008 and 2007

24.	Supplemental cash flow information:

	2008	2007	2006
Income taxes and other taxes paid	$145,018	$127,267	$160,455
Interest paid	$95,544	$27,077	$31,260

Non-cash transactions:

(a)
In 2008, warrants were issued in connection with a private placement (see note 12 (a)(ii)) are valued at  $281,357.  This amount has been recorded as an increase in warrants amount charged against share capital.

(b)
In 2008, compensation warrants were issued in connection with a private placement (see note 12(a)(ii)) are valued at  $91,025. This amount has been recorded as an increase in warrants amount with a corresponding increase in share issue costs which is charged against share capital

(c)	In 2007, 4,500,366 common shares were issued as consideration for the acquisition of Speak2Me Inc. in the amount of $4,536,351. As at December 31, 2007, this amount is included in capital stock.

(d)
In 2006, 2,849,500 common shares (407,071 after reorganization) were issued as consideration for the acquisition of A+ Child Development (Canada) Ltd. in the amount of $569,900. As at December 31, 2006, this amount is included in capital stock.

(e)	Included in the capital stock is $18,688 (2007 - $29,277) representing the fair value of stock options exercised (note 11(b)).

25.	Comparative figures:

Certain comparative figures have been adjusted to exclude results from discontinued operations and have been reclassified to conform to the financial statement presentation adopted in the current year.

26.	Correction of error and restatement:

The 2007 comparative figures have been restated due to a correction of an error resulted in reclassification of $139,777 out of accounts receivable and into software and web development cost. It does not have an effect on the net loss or loss per share for the year ended December 31, 2007.